EXHIBIT 10.1

March 27, 2007
Mr. Matthew Hill
__________________
__________________

Dear Mr. Hill:

I am pleased to offer you a position with Velcera, Inc (Company) with the following terms and specifications:

1.	Position: Chief Financial Officer

2.	Reporting to: President and CEO

3.	Responsibilities: Responsibilities include, but are not limited to:

•
Provide planning and execution of all financial and accounting matters for the Company, including overall financial leadership including strategic planning, budgeting, internal controls, accounting, financial reporting, audit, control practices, cash flow management, and investment practices,

•
Lead the production of reporting the company's results of operations, including reporting and compliance with all relevant financial regulatory authorities, including the SEC and applicable stock exchanges,

•	Develop and direct the Company's financial policies and standards, including adherence to GAAP and all other relevant accounting standards,
•	Participation in financial projections and analysis,
•	Participate as an officer of the Company in the development, assessment, selection, and implementation of business and capitalization opportunities,
•	Provide leadership in investor relations activities helping drive the strategy to maximize the Company's long-term value creation,
•	Provide support of and participation in business development activities,
•	Provide leadership in administration and operations matters, such as facilities management, IT support, purchasing, employee payroll, benefits, etc.,
•	Assume other responsibilities as may be assigned by the CEO or the Board of Directors from time to time.

4.	Compensation:

Base Salary: $15,500 per month

The salary will be reviewed on January 1, 2008 with the opportunity of receiving an increase commensurate with performance. Following this date the salary will be reviewed and adjusted on January 1 each year.

Annual Discretionary Bonus: Zero to 30% of annual base salary, as determined by the Company in its sole discretion. You are eligible to receive this bonus for the period from start date to December 31, 2007 on a prorated basis.

Equity: Subject to Board approval Velcera will grant 100,000 shares of common stock on your start date at a strike price equal to the fair market value (as determined by the Company) on your start date, which is expected to be $1.87 per share. Options will vest in three equal parts over a three (3) year period, commencing on the first anniversary date of employment. With the exception of the foregoing terms described above, all terms of the Options are defined in Velcera's employee 2003 Stock Incentive Plan. (Attachment 1) Options will only vest if you are an employee of the Company on each vesting date. Upon your termination, unvested options will be deemed expired except as addressed under Section 6.

5.	Benefits, Vacation and other

Benefits: All rights and benefits for which you are eligible under any benefit or other plan (including, without limitation medical, medical reimbursement and hospital plans, dental, retirement programs, employee stock option plans, life insurance and other "fringe" benefits) as the Company shall make generally available to its eligible employees from time to time.

Vacation: Fifteen business days per annum, in addition to holidays observed by the Company (currently 12).

6.	Change in Control

Upon (i) termination of your employment for any reason during the one (1) year period following the occurrence of a "Change of Control," that occurs during the first three years of your employment with the Company, or (ii) termination of your employment by the Company or its successor without "Cause" or by you for "Good Reason" during the one (1) year period following the occurrence of a Change of Control after the first three years of your employment with the Company, you shall receive severance equal to one year's compensation defined as your then base salary plus the mid-point of your then discretionary bonus range and any unvested options will vest. This payment will be in lieu of the severance provided in Section 7.

For the foregoing purposes, (a) a Change of Control shall be as defined in the 2003 Stock Incentive Plan, (b) "Cause" shall mean (i) the commission of a criminal act by you, (ii) gross negligence, gross malfeasance, gross misfeasance or gross misconduct by you in the performance of your job, (iii) actions by you which cause the Company's reputation or image to materially suffer, (iv) a material breach by you of the Company's 2007 Personnel Policies and Procedures, as amended from time to time, including the confidentiality provision therein, or (v) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee's employment; and (c) "Good Reason" shall mean any decrease in your salary without "cause", any material reduction in your job responsibilities without "Cause", or relocation of your place of employment to a location more than 10 miles from the Company's current location.

7.	Employment

Your employment shall start on April 23, or at a mutually agreeable date, but not later than May 15, 2007, subject to the Company's receipt of satisfactory background checks and reference checks before such time.

Your employment shall be on an at-will basis and will be subject to the Company "2007 Personnel Policies and Procedures" manual, which includes confidentiality and inventions assignment agreements, and Velcera's general satisfaction with your work performance. You may terminate your employment with the Company for any reason upon written notice. Additionally, Velcera may terminate your employment, for any reason, upon written notice, provided that if you are terminated without cause, the Company will pay you severance equal to three months of your base salary (without potential bonus or other benefits).

We are very pleased and excited to have you at the foundation of our Team. If you find this letter agreeable, please sign two originals in the space indicated and return to me.

Sincerely,

/s/ Dennis F. Steadman Dennis F Steadman President and CEO Accepted: /s/ Matthew Hill 4/3/07 Matthew Hill